Exhibit 99.1

Dongsheng Pharmaceutical International Co. Acquires Exclusive Intellectual Property, Sales and Manufacturing Rights of Micro-Emulsion Alprostadil Injection

New York, NY- November 29th, 2010 - Dongsheng Pharmaceutical International Co., Ltd. (the “Company”) (OTCBB: DNGH.OB) announced today that it has entered into an agreement with Shanghai Wan’Te Pharmaceutical Co., Ltd. (“Wan’Te”) to acquire the intellectual property, exclusive sales and manufacturing rights of micro-emulsion alprostadil injection from Wan’Te for total proceeds of RMB10 million, of which RMB5 million will be paid in cash and RMB5 million will be paid in shares of the Company’s common stock. However, if the trading price of the Company’s common stock is less than $1.50 per share on the date on which the RMB5 million of common stock is to be issued, Wan’Te shall have the right, but not the obligation, to require the Company to pay to it RMB5 million in cash in lieu of such shares of common stock.

Micro-Emulsion Alprostadil Injection
Micro-Emulsion Alprostadil Injection is ranked as the No. 2 cardiovascular disease treatment measured by Chinese hospital usage, and it has experienced a growth rate of 17% per year (China Pharmaceutical News, 2010). According to the Development Research Centre of the State Council of China, the direct medical cost of cardiovascular disease in China has reached 130 billion RMB per year since 2007 (DRCnet, 2007).

Another Important Top Line Growth Engine
The Company targets launching sales of micro-emulsion alprostadil injection in March 2011. Mr. Zhu XiaoDong, CEO of Dongsheng, stated, “With full control of the technological, sales and manufacturing rights, leveraged with the Company’s extensive sales network within China, alprostadil represents an exciting opportunity for Dongsheng to diversify its revenue sources.”

About Dongsheng Pharmaceutical International Co., Ltd.
Headquartered in Chengdu, Sichuan Province, China, Dongsheng Pharmaceutical International Co., Ltd. engages in pharmaceutical technology promotion, trading and warehousing of traditional Chinese medicine and bio-chemistry products. The Company sells prescription and non-prescription drugs and provides new medicine research and development and drug registration services distributing to more than 30 provinces in China and throughout Southeast Asia.

Forward-Looking Statements
Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements include, but are not limited to, those contained in Dongsheng’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Dongsheng assumes no obligation to update and supplement forward-looking statements because of subsequent events.

For more information, please visit: www.eappic.com

Company Contact:
Dongsheng Pharmaceutical International Co., Ltd.
Ph: 201-898-0688 (US), 8610-88580780 (CHINA)
Email: eappic@eappic.com